Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Rodney Young

Chief Financial Officer

(510) 456-4128

STEMCELLS, INC. ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK AND WARRANTS

NEWARK, Calif., December 15, 2011 – StemCells, Inc. (NASDAQ: STEM) today announced that it intends to offer and sell common stock and warrants, subject to market and other conditions, in an underwritten public offering. The shares and warrants are being offered under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). StemCells intends to use the net proceeds of the offering for general corporate purposes, including working capital and operational purposes, including product development.

Roth Capital Partners, LLC and Chardan Capital Markets, LLC are acting as underwriters for the offering.

The securities will be offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement, a copy of which may be obtained, when available, at the website of the SEC at http://www.sec.gov. Electronic copies of the preliminary prospectus also may be obtained from Roth Capital Partners, LLC Equity Capital Markets, 888 San Clemente Drive, Newport Beach, CA 92660, at 800-678-9147 and Rothecm@roth.com or from Chardan Capital Markets, LLC Capital Markets, 17 State Street, Suite 1600, New York, NY 10004, at 646-465-9012.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders. Clinical trials are currently underway in spinal cord injury and in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children. In addition, the Company plans to file an IND by year-end 2011 to initiate a clinical trial of HuCNS-SC cells in the dry form of age-related macular degeneration, and is also pursuing preclinical studies of its HuCNS-SC cells in Alzheimer’s disease. StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and drug development.

USA	Europe
7707 Gateway Blvd	Minerva Building 250, Babraham Research Campus
Newark, CA 94560 USA	Cambridge CB22 3AT United Kingdom
T +1 (510) 456-4000 — F +1 (510) 456-4001	T +44 (0) 1223 499160 — F +44 (0) 1223 499178

www.stemcellsinc.com

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the Company’s intention and ability to complete the offering and the expected use of net proceeds; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the timing and nature of the final data from the Company’s Phase I clinical study in PMD; the timing of patient dosing and possible outcomes of the Company’s Phase I/II clinical study in spinal cord injury; and the timing and prospects associated with filing an IND to initiate a clinical trial in age-related macular degeneration. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, PMD or any other condition; uncertainties about whether myelination formed by donor cells, if any, will have any biologic effect; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in spinal cord injury, PMD or in future clinical trials of proposed therapies for other diseases or conditions such as age-related macular degeneration; uncertainties regarding the potential for the Company to grow its SC Proven business and to advance the development and commercialization of stem cell-based assays for drug discovery and development; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainties about the Company’s ability to secure funding from any governmental agency, such as the California Institute of Regenerative Medicine; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in its subsequent reports on Form 10-Q and Form 8-K.